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                                                                       EXHIBIT 8

[SITES & HARBISON PLLC LOGO]

                                                        SUNTRUST CENTER
                                                        424 CHURCH STREET
                                                        SUITE 1800
                                                        NASHVILLE, TN 37219-2387
                                                        [615] 244-5200
                                                        [615] 782-2371 FAX
                                                        WWW.STITES.COM

                                December 19, 2001

Healthcare Realty Trust Incorporated
Suite 700, 3310 West End Avenue
Nashville, Tennessee 37203

         Re: Issuance and Sale of 525,000 Shares of Common Stock of Healthcare Realty Trust Incorporated Pursuant to an Underwriting Agreement Standard Provisions and Related Pricing Agreements with A.G. Edwards & Sons, Inc.

Ladies and Gentlemen:

         We have acted as special tax counsel to Healthcare Realty Trust Incorporated (the "Company"), a Maryland corporation (the "Company"), in connection with the issuance and sale of 525,000 shares of Common Stock of Healthcare Realty Trust Incorporated pursuant to an Underwriting Agreement Standard Provisions and related pricing agreements between the Company and A.G. Edwards & Sons, Inc. (the "Securities"). In connection with the offering of the Securities, you have requested our opinions (A) that the Company was and is organized in conformity with the requirements for qualification as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") and that its method of operation as described in the Prospectus Supplement permits it to meet the requirements for qualification and taxation as a REIT, and (B) that, for taxable years of the Company ended December 31, 1993, through December 31, 2000, the Company met the requirements for qualification and taxation as a REIT set forth in Subchapter M of the Code.

         In rendering our opinion, we have examined and relied upon the following documents and other materials:

         1. Schedules prepared and delivered by officials of the Company setting forth:

                  (a) REIT taxable and gross income for the fiscal year ended December 31, 2000, together with a schedule of actual dividends distributed and projected dividends to be distributed in accordance with Code
Section 858 and compliance with the distribution requirements of Code Section 857(a); and


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                                                               December 19, 2001
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                  (b)      Compliance with the applicable REIT ratios or tests
for the fiscal year ended December 31, 2000, including:

         Income tests:

                  (1)      95% gross income test for the year; and

                  (2)      75% gross income test for the year.

         Asset tests:

                  (1)      75% asset test at the end of each quarter;

                  (2)      25% asset test at the end of each quarter;

                  (3)      10% asset test at the end of each quarter; and

                  (4)      5% asset test at the end of each quarter.

         2. Schedules prepared and delivered by officials of the Company setting forth for all taxable years of the Company since and including the first year with respect to which the Company elected REIT status, the information described in paragraph 1 above and including, for taxable years prior to that ended December 31, 1998, the 30% gross income test.

         3.       The Company's certificate, dated December 14, 2001.

         In addition, we have examined such additional records, documents, certificates and other instruments and made such investigations of fact and law as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         In rendering our opinion, we have made the following assumptions:

         1. Shares of the Company have been, since the completion of the Company's initial public offering, and will continue to be, beneficially owned by over 100 shareholders, as defined under Code Section 856(a)(5); five or fewer shareholders have not owned, directly or indirectly under the rules of Code
Section 544, as modified by Code Section 856(h), at any time since the completion of the initial public offering, over 50% in value of the outstanding stock of the Company; and "Excess Shares" (defined in the Company's Second Articles of Amendment and Restatement to be shares of a value exceeding 9.9% in value of the outstanding shares of the Company) held or deemed held by any person (pursuant to applicable rules of attribution) are deemed to have no value or voting rights.

         2. The Company has complied and will comply with any and all procedural requirements for REIT status set forth in Code Sections 856 through 860 and the regulations thereunder, including the timely making of such elections and the obtaining and disclosing of such information as is required on the federal tax returns to be filed by the Company.


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                                                               December 19, 2001
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         3.       Additional properties acquired will constitute "real estate assets" and any other investments made by the REIT will be made in a manner which will satisfy the asset tests of Code Section 856(c).

         4. The income from existing and additional leases entered into or acquired and the income from other investments will not cause the Company to fail to satisfy the income tests of Code Section 856(c).

         5. The Company will operate in accordance with its past and proposed method of operation as described in its filings with the Securities and Exchange Commission under the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended.

         6. The Company had no accumulated "C" corporation earnings and profits at December 31, 2000.

         7. All partnerships in which the Company may have an ownership interest will own only "real estate assets" and cash reserves. All activities of those partnerships will consist of activities permitted to be undertaken by a REIT, and income of such partnerships, other than interest income on cash reserves, shall be "rents from real property".

         8. Each corporation in which the Company has acquired or acquires an equity interest shall either be a "Qualified REIT Subsidiary" under Code
Section 856(i), a "Taxable REIT Subsidiary" under Code Section 856(l) or a corporation in which the Company will not own over ten percent of the outstanding voting securities, and the securities owned of any such corporation that is not a Qualified REIT Subsidiary or a Taxable REIT Subsidiary will not be greater in value than five percent (5%) of the value of the total assets of the Company, and the aggregate value of the securities of all such Taxable REIT Subsidiaries will not exceed twenty percent (20%) of the value of the total assets of the Company.

         On the basis of and in reliance on the foregoing, we wish to advise you that:

         (A) under current law, including relevant statutes, regulations and judicial and administrative precedent (which law is subject to change on a retroactive basis), in our opinion the Company was and is organized in conformity with the requirements for qualification as a REIT under the Code and that its method of operation permits it to meet the requirements for qualification and taxation as a REIT.

         (B) with respect to the taxable years of the Company ended December 31, 1993, through December 31, 2000, the Company met the requirements for qualification and taxation as a REIT set forth in Subchapter M of the Code.


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                                                               December 19, 2001
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         (C)      we also hereby confirm the statements made under the captions
"Certain Federal Income Tax Considerations" in the Prospectus Supplement, "Federal Income Tax and ERISA Considerations" in the Basic Prospectus, and under
Item 1 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, incorporated by reference therein, under the captions
"Federal Income Tax Information," "ERISA Considerations" and "Status of the Company under ERISA".

         Since actual qualification as a REIT is dependent upon future facts and circumstances, it is possible that future events, operations, distributions or other actions will cause the Company not to qualify or continue to qualify as a REIT.

         The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country. We undertake no obligation to update the opinions expressed herein after the date of this letter.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement and under the caption "Federal Income Tax and ERISA Considerations" in the Prospectus.

                                       Sincerely,



                                       /s/ Stites & Harbison PLLC